EXHIBIT 99.1
PALL CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
OF CONSENT SOLICITATION
East Hills, NY (October 10, 2007) — Pall Corporation (NYSE: PLL) (the “Company”) today announced that it successfully obtained the requisite consents with respect to its previously announced solicitation of consents from holders of its outstanding $280 million aggregate principal amount of 6% Senior Notes due 2012 (CUSIP No. 696429AB5) (the “Notes”). The solicitation had requested the consent of holders of the Notes to amendments of certain reporting requirements in the indenture for the Notes (the “Indenture”) in connection with the Company’s expected delay in filing its fiscal year 2007 Form 10-K, as previously announced, and the potential delay in its filing of its Form 10-Q for the fiscal quarter ending October 31, 2007 and other required SEC reports. The solicitation also sought Noteholders’ consent to a waiver of any defaults under certain other provisions of the Indenture.
As of 3:00 p.m., New York City time, on October 9, 2007, the Company had received consents from the holders in excess of a majority of the outstanding aggregate principal amount of the Notes.
The Company and the Bank of New York, as the trustee under the Indenture, have entered into a Supplemental Indenture, along with the guarantors named therein, giving effect to the proposed amendments as of 5:15 p.m. on October 9, 2007. The amendments will be binding on all holders, including non-consenting holders.
Under the terms of the consent solicitation statement, in consideration for the consents from the Noteholders to the proposed amendments and waiver through December 31, 2007, the Company will, upon the terms and subject to the conditions of the consent solicitation, pay to each record holder $2.50 for each $1,000 in principal amount of the Notes as to which the Company has received consents on or prior to the expiration of the consent solicitation from such record holder. This initial consent payment will be made no later than the third business day following the expiration of the consent solicitation. The consent solicitation will expire at 5:00 p.m., New York City time, on October 10, 2007.
J.P. Morgan Securities Inc. served as the solicitation agent for the consent solicitation. Questions regarding the consent solicitation may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-4077 (collect). The information and tabulation agent for the consent solicitation was Global Bondholder Services Corporation.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new securities. The consent solicitation was made solely by means of the consent solicitation statement and the related consent form.

About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2007 were $2.2 billion. The Company’s headquarters are in East Hills, New York, with extensive operations throughout the world. For more information, visit Pall at http://www.pall.com/.
Forward-Looking Statement
Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; risks arising from potential material weaknesses in our control environment; potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements; risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements; potential adverse effects if we are required to recognize adverse tax- or accounting-related developments other than those previously disclosed; risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.
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Contact
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: (516) 801-9848
Email: piannucci@pall.com

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